Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Watsco, Inc.:

We consent to the incorporation by reference in the registration statements listed below of Watsco, Inc. of our reports dated March 1, 2011, with respect to the consolidated balance sheets of Watsco, Inc. and its subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of Watsco, Inc.

As discussed in our report on the consolidated financial statements, the Company has changed its method of accounting for business combinations as of January 1, 2009, due to the adoption of Financial Accounting Standards Board Statement No. 141(R), Business Combinations (codified in Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) Topic 805, Business Combinations, and changed its method of accounting for noncontrolling interests beginning July 1, 2009 (as a result of the formation of Carrier Enterprise, LLC on that date), due to the adoption of Financial Accounting Standards Board Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements an amendment of ARB No. 51 (codified in Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) Topic 810, Consolidation), and changed its method for determining whether certain securities should be included in the basic earnings per share calculation as of January 1, 2009, due to the adoption of Financial Accounting Standards Board Staff Position No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (codified in Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) Topic 260, Earnings Per Share).

•	Form S-3 (Registration No. 333-163678)

•	Form S-8 (Registration No. 333-159776, 333-149467, 333-126824, 333-86006, 333-39380, 333-82011, 333-80341, 333-10363, 33-51934, and 33-72798)

/s/ KPMG LLP

Miami, Florida

March 1, 2011

Certified Public Accountants